FINANCIAL MEDIA GROUP, INC.
2355 MAIN STREET, SUITE 120
IRVINE, CALIFORNIA 92614

NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT

April 11, 2007
at 2:00 p.m.

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the "Meeting") of Financial Media Group, Inc., which will be held on Wednesday, April 11, 2007, at 2:00 p.m. Pacific Daylight Time at the Company’s office located at 2355 Main Street, Suite 120, Irvine, California 92614. Details of the business to be conducted at the Meeting are provided in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you plan to attend the Meeting, it is important that your shares be represented and voted at the Meeting. Therefore, I urge you to vote your shares as soon as possible. Accordingly, please read the enclosed material and mark, date, sign and return the enclosed proxy card at your earliest convenience. If you attend the Meeting, you may revoke your proxy by requesting the right to vote in person.

I look forward to meeting those of you who will be able to attend the Meeting, and I appreciate your continued support of our Company.

Sincerely,

Albert Aimers
Chief Executive Officer

Irvine, California
March 7, 2007

FINANCIAL MEDIA GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 11, 2007

To our Stockholders:

The Annual Meeting of Stockholders (the "Annual Meeting") of Financial Media Group, Inc. (the "Company") will be held on Wednesday, April 11, 2007, at 2:00 p.m. Pacific Daylight Time, at the Company’s office located at 2355 Main Street, Suite 120, Irvine, CA 92614, to consider the following proposals:

1.
To elect five directors to the Company’s Board of Directors to serve for the ensuing year or until their successors are duly elected and qualified or until their earlier resignation or removal (Proposal No. 1); and

2.	To approve the Company’s 2007 Equity Incentive Plan (the “Plan”) (Proposal No. 2); and

3.	To ratify the selection of Kabani & Company, Inc. as independent registered public accounting firm for the fiscal year ended August 31, 2007 (Proposal No. 3); and

4.	To consider and transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

BECAUSE OF THE SIGNIFICANCE OF THESE PROPOSALS TO THE COMPANY AND ITS SHAREHOLDERS, IT IS VITAL THAT EVERY STOCKHOLDER VOTES AT THE ANNUAL MEETING IN PERSON OR BY PROXY.

These proposals are fully set forth in the accompanying Proxy Statement, which you are urged to read thoroughly. For the reasons set forth in the Proxy Statement, your Board of Directors recommends a vote "FOR" each of the proposals. The Company intends to mail the Annual Report, Proxy Statement and Proxy enclosed with this notice on or about March 7, 2007, to all stockholders entitled to vote at the Annual Meeting. If you were a stockholder of record of the Company’s common stock on February 12, 2007, the record date for the Annual Meeting, you are entitled to vote at the meeting and any postponements or adjournments of the meeting. Stockholders are cordially invited to attend the Annual Meeting. However, whether or not you plan to attend the meeting in person, your shares should be represented and voted. After reading the enclosed Proxy Statement, please sign, date, and return promptly the enclosed proxy in the accompanying postpaid envelope we have provided for your convenience to ensure that your shares will be represented. If you do attend the meeting and wish to vote your shares personally, you may revoke your Proxy.

We thank you for your cooperation in returning your Proxy Card as promptly as possible.

By Order of the Board of Directors

Irvine, California	Albert Aimers
March 7, 2007	Chief Executive Officer

IMPORTANT

The return of your signed Proxy Card as promptly as possible will greatly facilitate arrangements for the Annual Meeting. Please SIGN, DATE, and RETURN the enclosed Proxy Card whether or not you plan to attend the Annual Meeting. A return envelope, which requires no postage, if mailed in the United States, is enclosed for your convenience.

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Financial Media Group, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders which will be held on Wednesday, April 11, 2007, at 2:00 p.m. Pacific Daylight Time at the Company’s office located at 2355 Main Street, Suite 120, Irvine, CA 92614, and at any postponements or adjournments thereof.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	What is the purpose of the Annual Meeting?
A:
At the Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting on the cover page of this Proxy Statement, including the election of directors, approval of the Company’s 2007 Equity Incentive Plan (the “Plan”) and ratification of accountants. In addition, management will report on the performance of the Company during fiscal year 2006 and respond to questions from stockholders.

Q:	Who is entitled to vote at the meeting?
A:
Stockholders of record at the close of business on February 12, 2007, the record date for the meeting, are entitled to receive notice of and to participate in the Annual Meeting. As of that record date, the Company had outstanding and entitled to vote 26,894,878 shares of common stock. The common stock is the only class of stock of the Company that is outstanding and entitled to vote at the Annual Meeting. If you were a stockholder of record of common stock on that record date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. Each outstanding share of the Company’s common stock will be entitled to one vote on each matter. Stockholders who own shares registered in different names or at different addresses will receive more than one proxy card. You must sign and return each of the proxy cards received to ensure that all of the shares owned by you are represented at the Annual Meeting.

Q:	Who can attend the meeting?
A:
Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Seating, however, is limited. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 1:15 p.m., and seating will begin at 1:30 p.m. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Q:	Why is the Company soliciting proxies?
A:
Because many of the Company's stockholders are unable to personally attend the Annual Meeting, the Board of Directors of the Company (the "Board" or the "Board of Directors") solicits the enclosed proxy so that each stockholder is given an opportunity to vote. This proxy enables each stockholder to vote on all matters which are scheduled to come before the meeting. When the Proxy is returned properly executed, the stockholder's shares will be voted according to the stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card.

Q:	What constitutes a quorum?
A:
The presence at the meeting, in person or by proxy, of the holders of a majority of the number of shares of common stock issued and outstanding on the record date will constitute a quorum permitting the meeting to conduct its business. As noted above, as of the record date, 26,894,878 shares of the Company’s common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 13,447,440 votes will be required to establish a quorum. If you submit a properly executed proxy card, even if you abstain from voting or if you withhold your vote with respect to any proposal, you will be considered present for purposes of a quorum and for purposes of determining voting power present. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will be considered present for purposes of a quorum but will not be considered present for purposes of determining voting power on that matter.

Q:	How do I vote?
A:	-You may indicate your vote on the enclosed proxy card, sign and date the card, and return the card in the enclosed prepaid envelope. -You may attend the meeting and vote in person.

All shares entitled to vote and represented by a properly completed and executed proxy received before the meeting and not revoked will be voted at the meeting as you instruct in a proxy delivered before the meeting. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed and executed proxy will be voted as the Board of Directors recommends on each of the enumerated proposals and with regard to any other matters that may be properly presented at the meeting and all matters incident to the conduct of the meeting. If you are a registered stockholder and attend the meeting, you may deliver your completed Proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Q:	Can I change my vote after I return my proxy card?
A:
A proxy may be revoked by giving the Secretary of the Company written notice of revocation at any time before the voting of the shares represented by the proxy. A stockholder who attends the meeting may revoke a proxy at the meeting. Attendance at the meeting will not, by itself, revoke a proxy.

Q:	What are the Board's recommendations?
A:
Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

· for election of the nominated slate of directors (see page 4); and
· for approval of the Company’s 2007 Equity Incentive Plan (see page 6); and
· ratification of Kabani & Company, Inc. as independent accountants (see page 9).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

Q:	What vote is required to approve each item?
A:
The election of the directors of the Company requires the affirmative vote of a plurality of the votes cast by stockholders at the Annual Meeting. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum. Approving the Company’s 2007 Equity Incentive Plan will require the affirmative vote of the holders of at least a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect five directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified. In the event the nominees are unable or unwilling to serve as directors at the time of the Annual Meeting, the proxies will be voted for any substitute nominees designated by the present Board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the size of the Board will be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that the persons named below will be unable or unwilling to serve as nominees or as directors if elected.

Assuming a quorum is present, the five nominees receiving the highest number of affirmative votes of shares entitled to be voted for such persons will be elected as directors of the Company for the ensuing year. Unless marked otherwise, proxies received will be voted "FOR" the election of the nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of the nominees listed below, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

Information With Respect to Director Nominees

Listed below are the nominees for directors, with information showing the principal occupation or employment of the nominees for director, the principal business of the corporation or other organization in which such occupation or employment is carried on, and such nominees' business experience during the past five years. Such information has been furnished to the Company by the director nominees:

Name	Age	Positions
Albert Aimers	44	Chairman of the Board and Chief Executive Officer
Javan Khazali	43	Chief Operating Officer and Director
Tom Hemingway	50	Director
Nick Iyer	29	Director
Wendy Borow-Johnson	54	Director

ALBERT AIMERS was elected Chairman of the Board and Chief Executive Officer subsequent to the close of the Acquisition in January 2006. Mr. Aimers brings to "WSD" his business leadership, product development and creative talents. Mr. Aimers has been in the financial industry for over 15 years specializing in such areas as Merchant and Investment Banking, Mergers and Acquisitions, Investor Awareness and Investor Relations and Financial and Media Relations and Strategic Investor. Mr. Aimers was an early primary Merchant Banker Investor in Sonus Healthcare (AMEX), and a strategic investor for National Challenge Systems ($80 Million market cap). Mr. Aimers was a former board member of Envoy Communications (ECGI-NASDAQ)-Advertising. Mr. Aimers was a founder of now defunct streaming media company iLive Inc. (former trading symbol LIVE). Mr. Aimers is the founder of Wallst.net and WallStreet Direct Inc.

JAVAN KHAZALI became the Chief Operating Officer in January 2006 and had been the Chief Executive Officer and a director of the Company since November 2004. Mr. Khazali has over eighteen years of experience at senior executive level in both private and public sectors with main focus on services, telecommunications, and financial media industry segments. He has broad experience in the areas of corporate restructuring & reorganization, business development, operations, and management consulting. From 2001 to 2003, Mr. Khazali served in various management positions at Cypost Corporation ("Cypost") and finally became their Chief Executive Officer in 2002. In 2003, the directors of Cypost filed a Chapter 7 Bankruptcy and during their legal proceedings, Mr. Khazali assisted the company in financial distress negotiations, bankruptcy litigations and helped resolve disputes between Cypost and debt holders, lenders, bankers and equity holders. From 1985 to 2000, Mr. Khazali held numerous senior level management positions in the food service sector including as a managing partner of two successful restaurants located in Western Canada. He also served as the director of operations of a privately held restaurant chain located in various cities of the United States and Western Canada having over 300 employees.

THOMAS HEMINGWAY currently serves as Director, President and Chief Executive Officer of Redwood Investment Group. Previously, he was Chief Executive Officer and Chairman of Oxford Media (OXMI). Mr. Hemingway has served as Chief Executive Officer and Chairman of Esynch Corporation, a publicly traded company, and Chairman and Chief Executive Officer of Intermark Corporation, a software developer and publisher in the entertainment markets. Prior, Mr. Hemingway was President and Chief Executive Officer of Omni Advanced Technologies and Intellinet Information Systems. In addition, Mr. Hemingway has been a consultant and board member to several NASDAQ and privately held companies, including Smart House /LV, It’s a Grind Coffee, Great American Coffee Company (GACC), Redwood Investment Group, CBC, Pure Water and Bioscience (PURE), and Smart OnLine (SOLN). Mr. Hemingway has spent the past two decades in various advisory and deal-making capacities within the financial services sector. Mr. Hemingway completed his studies at State University New York, in Albany, New York and attended San Francisco State University for additional management courses.

NICK IYER became a director of WSD in January 2005 and a director of FMG subsequent to the acquisition in January 2006. Mr. Iyer has extensive experience as an editor and newspaper reporter. Prior to joining WSD in 2003, Mr. Iyer worked first as an editorial assistant, and later as a reporter at Newsday in Long Island, New York. Mr. Iyer has published more than 150 articles and was selected by Newsday's senior editors to work on a combined Tribune Co. effort, titled "The Lost,” which profiled the victims of the September 11, 2001 terrorist attacks. At the time, Iyer was 23, and the youngest reporter assigned to the project. Mr. Iyer's work has been published in well-recognized and established print media such as Newsday, The Los Angeles Times, The Chicago Tribune, Encyclopedia.com, and by the National Institute of Literacy. Mr. Iyer has been instrumental in writing many editorials and profiles on numerous publicly traded and privately held companies. He holds a Bachelor's Degree in English Literature from the State University of New York at Stony Brook.

WENDY BOROW-JOHNSON became a director of FMG in August 2006. She is currently serving as the President of Healthy Living Channel and the Senior Vice President of The Networks Group of Turner Media Group, Inc. The Networks Group includes Healthy Living Channel, iShop, Beauty and Fashion, Men's Channel, Mall TV, Resorts and Residence TV, iDrive and America's Preview Network. She is responsible for overseeing programming, network development, and distribution and cross media marketing of these lifestyle transactional networks. Prior to joining Turner Media Group, Inc., Ms. Borow-Johnson served on the Board of Directors of Brands Shopping Network, Inc. and was President of Television, securing 30 million cable and satellite homes and 25 name brand retailers for Brands Shopping Network. She was the President and Chief Executive Officer of RnetHealth Inc., a publicly traded company and was the President and Chief Executive Officer of Recovery Television Network. In one year she took Recovery Network from 2 million to 16 million cable households and according to Broadcasting and Cable made it the fastest growing cable network and the only media outlet dedicated to Recovery reaching over 16 million cable households.

The Board Of Directors Unanimously Recommends A Vote “For” Each Of The Nominees Listed Above.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

The Board of Directors oversees the Company’s business and affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives and by reading the reports and other materials that the Company sends them and by participating in Board and committee meetings.

During the fiscal year 2006, the Board of Directors held 8 board meetings to conduct Company's business. The Board also approved certain actions by unanimous written consent.

Audit Committee

In January 2006, the Board of Directors formed an Audit Committee. Currently the following directors serve as members of the audit committee: Tom Hemingway as Chairman and Wendy Borow-Johnson. The Audit Committee's responsibilities include: (i) reviewing the independence, qualifications, services, fees, and performance of the independent auditors, (ii) appointing, replacing and discharging the independent auditors, (iii) pre-approving the professional services provided by the independent auditors, (iv) reviewing the scope of the annual audit and reports and recommendations submitted by the independent auditors, and (v) reviewing our financial reporting and accounting policies, including any significant changes, with management and the independent auditors. The Board has determined that each of the Members is "independent" as that term is defined under applicable SEC rules. Mr. Hemingway has been identified by the Board as the Audit Committee financial expert. During fiscal 2005, the Audit Committee did not meet primarily because the Audit Committee was constituted after completion of the 2004 audit. The Audit Committee met on February 7, 2006 to review the financial and operating results of the Company for the year ended August 31, 2005 and quarter ended November 30, 2005.

Compensation and Stock Option Committee

In January 2006, the Board of Directors formed a Compensation and Stock Option Committee and appointed Tom Hemingway and Wendy Borow-Johnson as its Members. This committee recommends to the Board of Directors policies under which compensation will be paid or awarded to the Company’s directors, officers and certain other personnel. Among other things, the committee will recommend to the Board of Directors the amount of compensation to be paid or awarded to directors, officers and other personnel of the Company, including salary, bonuses, stock option grants, other cash or stock awards under any Company incentive compensation and stock option plans as in effect from time to time, retirement and other compensation.

Directors’ Compensation

The directors of the Company do not receive any compensation. However, the Company reimburses the Board of Directors for their expenses in attending Board meetings.

Stockholder Communication with the Board of Directors

Communications to the Board of Directors, the non-management directors or any individual director may be sent to the Corporate Secretary, c/o Financial Media Group, Inc., 2355 Main Street, Suite 120, Irvine, California 92614.

PROPOSAL NO. 2
APPROVAL OF THE COMPANY’S EQUITY INCENTIVE PLAN

On January 5, 2007, the Board of Directors adopted, subject to stockholder approval, the 2007 Equity Incentive Plan (“Plan”). A copy of the Plan, as proposed for approval, is included as Exhibit A to this proxy statement. The Board of Directors also approved reserving of 3,000,000 shares of the Company’s authorized but unissued common stock for issuance under the Plan. As of the date hereof, no options to purchase shares of common stock had been granted under the Plan.

We believe the availability of stock options and other stock-based incentives under the Plan is important to our ability to attract and retain qualified employees, non-employee directors and consultants and to provide an incentive for them to exert their best efforts on behalf of the Company. The following is a summary of the principal features of the Plan. It is not a complete description of all of the Plan’s provisions. We intend to file a Form S-8 with the SEC to register the 3,000,000 shares reserved under the Plan under the Securities Act of 1933, as amended, as soon as practicable after receiving stockholder approval of the Plan.

Principal Features of the Plan

Eligibility. All employees, non-employee directors and consultants of the Company or its subsidiaries are eligible for the grant of restricted stock, stock appreciation rights, performance stock or units, nonqualified stock options and other stock or cash awards under the Plan. Only employees may be granted incentive stock options. As of the date hereof, neither incentive nor nonqualified stock options have been granted under the Plan.

Administration. The Board is responsible for administering the Plan. The Board may, however, appoint one or more committees to administer the Plan on behalf of the Board. Following the Annual Meeting and subject to the election of the director nominees set forth under Proposal 1, it is anticipated that the Compensation and Stock Option Committee to be formed thereafter will make recommendations to the Board of Directors for its approval regarding the grant of awards under the Plan to eligible participants, at such times, under such terms and in such amounts as the committee and the Board of Directors may decide.

Term of Plan. The Plan was approved by the Board of Directors on January 5, 2007. The Plan will remain in effect until (i) all shares subject to the Plan have been purchased or acquired according to the terms of the Plan; (ii) the Plan is terminated by the Board of Directors; or (iii) December 31, 2016, whichever is earlier. The Board of Directors may at any time amend, alter, suspend or terminate the Plan for any reason, subject to applicable laws, rules or regulations requiring stockholder approval of certain amendments to the Plan.

Stock Options. The Board of Directors will approve the individuals to whom options will be granted, the exercise price of each option, the number of shares underlying each option, the term of each option, the vesting conditions of each option, and whether each option is intended to be an incentive option or a nonqualified option. The exercise price may not be less than 100% of the fair market value of the underlying shares on the date of grant in the case of an incentive stock option, and not less than 85% of such value in the case of a nonqualified stock option. For purposes of determining the exercise price of options granted under the Plan, the fair market value of the underlying shares on the date of grant will be deemed to be the closing sale price of our common stock as reported by NASDAQ on the date of grant. No monetary consideration will be paid to the Company upon the granting of options.

Options may be granted for varying terms established at the time of grant, not to exceed 10 years from the date of grant for incentive stock options. Vesting conditions will be established at the time of grant and will vary, but options granted to non-officer employees must vest at least 20% per year. The option agreement between the Company and the optionee may provide for accelerated exercisability in the event of the optionee’s death, disability or retirement or in the event of a change in control or other events and may provide for expiration before the end of its term in the event of termination of the optionee’s service. Options may be granted in combination with other awards under the Plan. Upon the exercise of an option, the number of shares subject to the option and the number of shares available for issuance under the Plan will be reduced by the number of shares issued upon exercise of the option. Option shares that are not purchased before the expiration, termination or cancellation of the related option will become available for future awards under the Plan.

Stock Appreciation Rights. Stock appreciation rights (“SARs”) may be granted to eligible individuals under the Plan. SARs may, but need not, be granted in connection with an option. A SAR gives the holder the right to payment from the Company of an amount equal to the excess of the fair market value on the date of exercise of one share of our common stock over its fair market value on the date of grant (or, if granted in connection with an option, the exercise price per share under the option to which the SAR relates), multiplied by the number of shares underlying the portion of the SAR or option that is surrendered. Payment may be in the form of cash, shares of common stock or a combination thereof. The fair market value of the underlying shares on the date of exercise or grant will be deemed to be the closing sale price of our common stock as reported by NASDAQ on such date. A SAR holder will not pay the Company any cash consideration upon either the grant or exercise of the SAR, except for tax withholding amounts upon exercise.

SARs may be granted for varying terms established at the time of grant. Any vesting conditions will also be established at the time of grant and will vary. The SAR agreement may provide for accelerated exercisability in the event of the optionee’s death, disability or retirement or in the event of a change in control or other events and may provide for expiration before the end of its term in the event of termination of the holder’s service. If, on the date when a SAR expires, the exercise price of the SAR is less than the fair market value on such date but any portion of the SAR has not been exercised or surrendered, then the SAR will automatically be deemed to be exercised as of such date with respect to such portion.

Restricted Stock. Restricted stock may be sold or awarded to eligible individuals under the Plan for such consideration as the Board of Directors may determine, including cash, cash equivalents, promissory notes, and past or future services. Each award of restricted stock may or may not be subject to vesting. The restricted stock agreement may provide for accelerated vesting in the event of the holder’s death, disability or retirement or in the event of a change in control or other events. Holders of restricted stock awarded under the Plan shall have the same voting, dividend and other rights as our other stockholders. Awards of restricted stock may be subject to a repurchase option in favor of the Company exercisable upon the voluntary or involuntary termination of the holder’s employment with the Company at a price equal to the original purchase price. Any such repurchase option shall lapse at a minimum rate of 20% per year.

Performance Stock and Performance Units. Performance stock and performance units may be granted to eligible individuals under the Plan. Each performance unit will have an initial value established by the Board at the time of grant. Each share of performance stock will have an initial value equal to the fair market value of a share on the grant date. The Board will set performance goals in its discretion that, depending on the extent to which they are met, will determine the number and/or value of performance stock/units that will be paid out to the individual receiving such performance stock/unit. No monetary consideration will be paid to the Company upon the granting of performance stock/units.

Tax Consequences Relating to Stock Options

Certain options authorized to be granted under the Plan are intended to qualify as “incentive stock options” for federal income tax purposes. Under federal income tax law in effect as of the date of this proxy statement, an optionee will recognize no regular income upon grant or exercise of an incentive stock option. The amount by which the market value of shares issued upon exercise of an incentive stock option exceeds the exercise price, however, is included in the optionee’s alternative minimum taxable income and may, under certain conditions, be taxed under the alternative minimum tax. If an optionee exercises an incentive stock option and does not dispose of any of the shares thereby acquired within two years following the date of grant and within one year following the date of exercise, then any gain realized upon subsequent disposition of the shares will be treated as income from the sale or exchange of a capital asset. If an optionee disposes of shares acquired upon exercise of an incentive stock option before the expiration of either the one-year holding period or the two-year holding period specified in the foregoing sentence (a “disqualifying disposition”), the optionee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the fair market value of the shares on the date of disposition over the option price. Any additional gain realized upon the disqualifying disposition will constitute capital gain. We will not be allowed any deduction for federal income tax purposes at either the time of grant or the time of exercise of an incentive stock option. Upon any disqualifying disposition by an optionee, we will generally be entitled to a deduction to the extent the optionee realizes ordinary income.

Certain options authorized to be granted under the Plan will be treated as nonqualified stock options for federal income tax purposes. Under federal income tax law in effect as of the date of this proxy statement, no income is realized by the optionee of a nonqualified stock option until the option is exercised. At the time of exercise of a nonqualified stock option, the optionee will realize ordinary income, and we will generally be entitled to a deduction, in the amount by which the fair market value of the shares subject to the option at the time of exercise exceeds the exercise price. We are required to withhold income taxes on such income if the optionee is an employee. Upon the sale of shares acquired upon exercise of a nonqualified stock option, the optionee will realize capital gain or loss equal to the difference between the amount realized from the sale and the fair market value of the shares on the date of exercise.

An individual who receives stock under the Plan will generally realize ordinary income at the time of receipt unless the shares are not substantially vested for purposes of Section 83 of the Code. Absent an election under Section 83(b), an individual who receives shares that are not substantially vested will realize ordinary income in each year in which a portion of the shares substantially vests. The amount of ordinary income recognized in any such year will be the fair market value of the shares that substantially vest in that year less any consideration paid for the shares. The Company will be entitled to a deduction in the amount includable as ordinary income by the recipient at the same time or times as the recipient recognizes ordinary income with respect to the shares. The Company is required to withhold income taxes on such income if the recipient is an employee.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share Based Payment” (SFAS 123R), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS 123R supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” SFAS 123R requires that we measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards. The cost will be recognized as compensation expense over the vesting period of the awards. We are required to adopt SFAS 123R effective for annual periods beginning after December 15, 2005. Under this method, we will begin recognizing compensation cost for equity-based compensation for all new or modified grants after the date of adoption. In addition, we will recognize the unvested portion of the grant date fair value of awards issued before adoption based on the fair values previously calculated for disclosure purposes over the remaining vesting period of the outstanding options and warrants. The Company is currently evaluating the potential effect that the adoption of SFAS 123R will have on the Company’s financial statements.

Benefits to be Received Under the Plan

If the Plan is approved by stockholders at the Annual Meeting, the Company may, but is not obligated to, grant awards under the Plan to its employees, officers, directors and consultants. As of the date hereof, the Company does not have any plans, proposals or arrangements to award any of the awards that would be authorized under the Plan to any specific employee, officer, director or consultant.

The Company is seeking approval of the Plan at this time to provide the Company with the flexibility to issue shares if necessary or advisable, in the determination of the Board of Directors, to acquire and/or retain qualified employees, directors and consultants and to offer employees, directors and consultants a competitive compensation structure.

The Board Of Directors Unanimously Recommends That You Vote “For” Proposal 2.

PROPOSAL 3
RATIFICATION OF SELECTION OF AUDITORS

Our independent auditors for the fiscal year ended August 31, 2006 were Kabani & Company, Inc., certified public accountants. The Board of Directors has selected and approved Kabani & Company, Inc. to serve as our auditors for the fiscal year ended August 31, 2007. Representatives of Kabani & Company, Inc. are invited to be present at the Annual Meeting.

During the two most recent fiscal years and through January 16, 2007, there have been no events requiring identification in response to Item 304(a)(1)(iv)(B) of Regulation S-B.

Audit Fees

The aggregate fees billed to the Company by Kabani & Company, Inc. for professional services rendered for the audit of our annual financial statements for the fiscal years ended August 31, 2006 and August 31, 2005, as applicable, and the reviews of the Company's financial statements included in our Quarterly Reports on Form 10-QSB during the fiscal years ended August 31, 2006 and August 31, 2005 were $71,000 and $32,000, respectively.

Audit-Related Fees

There were no fees billed to the Company by Kabani & Company, Inc. for assurance and related services reasonably related to the performance of the audit or review of our financial statements during the last two fiscal years ended August 31, 2006 and August 31, 2005.

Tax Fees

There was $7,000 in fees billed to the Company by Kabani & Company, Inc. for professional services for tax compliance, tax advice or tax planning during the fiscal year ended August 31, 2006 and no fees billed for the fiscal year ended August 31, 2005.

All Other Fees

There were no other fees billed to the Company by Kabani & Company, Inc. for products and services provided during the fiscal years ended August 31, 2006 and August 31, 2005.

Effect of Ratification

Ratification by stockholders of the selection of Kabani & Company, Inc. as our auditors is not required by applicable law. However, as a matter of policy and sound corporate practice, we are submitting the selection to our stockholders for ratification at the Annual Meeting. If the stockholders fail to ratify the selection of Kabani & Company, Inc. as our auditors, the Board of Directors will reconsider the matter. Even if the selection is ratified by stockholders, the Board of Directors may select a different firm to serve as our independent auditors at any time during the fiscal year if it believes a change would be in the best interests of the Company and its stockholders.

The Board Of Directors Unanimously Recommends That You Vote “For” Proposal 3.

EXECUTIVE OFFICERS

The Board of Directors elects the executive officers of the Company who are responsible for administering our day-to-day operations. The name, age, positions, and business experience of each of our executive officers are shown below.

Albert Aimers. Information concerning Mr. Aimers is set forth under “Election of Directors” in this Proxy Statement.

Javan Khazali. Information concerning Mr. Khazali is set forth under “Election of Directors” in this Proxy Statement.

Manu Ohri. Mr. Ohri joined the Company as Chief Financial Officer in January 2007. From August 2001 until December 2006, Mr. Ohri served as a Director and Executive Vice President of Finance & Chief Financial Officer for Elephant Talk Communications, Inc., a public company and a leading telecommunications services provider to telecom carriers in Europe, Asia and Middle East offering VOIP, CRM billings and mobile value-added telecom services. From December 1999 to September 2002, Mr. Ohri served as Director and Executive Vice President & Chief Financial Officer for The Hartcourt Companies, Inc., an investment holding company listed on OTCBB exchange. From June 1999 to November 1999, Mr. Ohri served as the President and Chief Executive Officer of Pego Systems, Inc., an industrial air and gas equipment manufacturer’s representative organization, an affiliate of The Hartcourt Companies, Inc. From January 1997 to March 1999, Mr. Ohri served as Chief Operating Officer and Chief Financial Officer of Dynamic Cooking Systems, Inc., a privately-held manufacturing company of upscale residential and commercial kitchen appliances. From September 1989 to December 1996, Mr. Ohri served as Chief Financial Officer of Startel Corporation, a NASDAQ company in software development business. Mr. Ohri’s multi-faceted experience includes operations, finance as well as administrative functions in the telecommunications, manufacturing and software development industries. Mr. Ohri is a Certified Public Accountant with over six years experience with Deloitte & Touche, LLP and PriceWaterhouseCoopers, LLP. Mr. Ohri earned his Masters Degree in Business Administration from University of Detroit in 1979 and Bachelors degree in Accounting from University of Delhi in India in 1975.

Executive Compensation

The following table discloses the compensation paid to the Company’s executive officers during the years ended August 31, 2006 and 2005:

Summary Compensation Table

	Short-Term Compensation				Long-Term Compensation
(in dollars)	Year	Salary	Bonus	Vacation Sick Pay	Other (1)	Pension	Total Compensation

Albert Aimers	2006	$276,667	$0	$0	$0	$74,167	$350,834
Albert Aimers	2005	190,000	0	25,177	94,400	51,250	360,827
Javan Khazali	2006	166,667	0	0	0	0	166,667
Javan Khazali	2005	72,500	0	0	0	0	72,500

(1) Represents catch up in pension from previous years.

OPTIONS GRANTED TO EXECUTIVE OFFICERS

As of the date of this Proxy Statement, the Company has granted options to purchase 500,000 shares of Common Stock to Manu Ohri, its Chief Financial Officer. The options are exercisable at $1.25 per share and shall expire on January 26, 2009.

STOCK HOLDINGS OF CERTAIN OWNERS AND MANAGEMENT

The following table sets forth as of February 8, 2007 certain information with respect to the beneficial ownership of the Common Stock of the Company concerning stock ownership by (i) each director, (ii) each executive officer, (iii) the directors and officers of the Company as a group, (iv) and each person known by the Company to own beneficially more than five percent (5%) of the Common Stock. Unless otherwise indicated, the owners have sole voting and investment power with respect to their respective shares.

Beneficial ownership is determined under the rules of the Securities Exchange Commission. In general, these rules attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and includes, among other things, securities that an individual has the right to acquire within 60 days. Unless otherwise indicated, the stockholders identified in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Number of Shares Beneficially Owned	Percentage of Outstanding Shares

Albert Aimers, Chairman, CEO	15,072,250 (1)	56.0%
Javan Khazali, COO and Director	1,325,000	4.9%
Manu Ohri, CFO (2)	500,000	1.8%
Tyson Le, Secretary	--	--
Dato'Sri Ram Sarma, Director	42,799 (3)	*
A. Chandrakumanan, Director	42,799 (4)	*
Tom Hemingway, Director	100,000	*
Nick Iyer, Director	863,400	3.2%
Wendy Borow-Johnson, Director	--	--
Smart Energy Group, Inc.	2,900,000	10.8%

Officers and Directors as a Group (9 individuals)	17,946,248	66.7%

(1)
Of these shares, 14,638,750 are owned by AMC Capital Group, Inc., a corporation of which Mr. Aimers is an officer, director and shareholder and 433,500 shares are owned by Forest, Glenneyre Associates, Inc., a corporation of which Mr. Aimers is an officer, director and a shareholder.

(2)
Includes options to purchase 500,000 shares of Common Stock at an exercise price of $1.25 per share. The options expire on January 26, 2009. Does not include an option to purchase 400,000 shares of the Company’s common stock for $40,000 from an affiliate. This option expires February 1, 2008.

(3)	Includes 39,699 shares owned by Kres Private Ltd., a Company of which Mr. Sarma owns 50% interest.

(4)	Includes 39,699 shares owned by Kres Private Ltd., a Company of which Mr. Chandrakumanan owns 50% interest.

* Less than 1%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and any person who owns more than 10% of our common stock, to file with the SEC initial reports of ownership of our common stock within 10 days of becoming a director, executive officer or greater than 10% stockholder, and reports of changes in ownership of our common stock before the end of the second business day following the day on which a transaction resulting in a change of ownership occurs. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to provide us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of the copies of such reports provided to us and written representations that no other reports were required, during the fiscal year ended August 31, 2006, all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% stockholders were complied with.

ANNUAL REPORT

The Company’s Annual Report on Form 10-KSB for the fiscal year ended August 31, 2006 (“Annual Report”), as filed with the SEC, excluding exhibits, is being mailed to stockholders with this proxy statement. We will furnish any exhibit to our Annual Report free of charge to any stockholder upon written request to the Company at 2355 Main Street, Suite 120, Irvine, CA 92614. The Annual Report is not incorporated in, and is not a part of, this proxy statement and is not proxy-soliciting material. We encourage you to review the Annual Report together with any later information that we file with the SEC and other publicly available information. Documents we file with the SEC may be reviewed and/or obtained through the SEC’s Electronic Data Gathering Analysis and Retrieval System, which is publicly available through the SEC’s website at http://www.sec.gov.

STOCKHOLDER PROPOSALS

It is anticipated that our next Annual Meeting of stockholders will be held in March 2008. Stockholders who wish to submit a proposal for inclusion in our proxy materials to be distributed in connection with next year’s annual meeting must submit their proposal so that we receive it no later than the close of business on October 31, 2007. Any such proposal must be in accordance with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Pursuant to such rule, simply submitting a proposal does not guarantee that it will be included in our proxy materials.

In accordance with our Bylaws, to be properly brought before a meeting, a stockholder must deliver timely notice of any matter the stockholder wishes to present to the attention of our Secretary. To be timely, we must receive the notice not later than the close of business on the 15th day following the date on which notice of such meeting or the record date thereof is first publicly announced with respect to special meetings, or 120 days before the date that is one year from the date of the immediately preceding annual meeting of stockholders with respect to proposals to be considered at an annual meeting of stockholders. To be in proper form, the notice must be in writing and include the specified information set forth in the Bylaws.

All proposals and notices should be sent by certified mail; return receipt requested, to Financial Media Group, Inc., 2355 Main Street, Suite 120, Irvine, CA 92614, Attn: Javan Khazali. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or matter that does not comply with these and other applicable requirements.

OTHER MATTERS

The Board of Directors does not know of any other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting or any adjournment thereof, the proxy holders named in the accompanying proxy card will have discretionary authority to vote all proxies in accordance with their best judgment with respect to any such matters.

By Order of the Board of Directors

Irvine, California
March 7, 2007

    Proxy Card

FINANCIAL MEDIA GROUP, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
WEDNESDAY, APRIL 11, 2007 AT 2:00 PM AT THE COMPANY’S OFFICES LOCATED AT
2355 MAIN STREET, SUITE 120, IRVINE, CALIFORNIA 92614

The undersigned hereby appoints Mr. Albert Aimers and Mr. Javan Khazali, and each of them, as proxies for the undersigned, each with full Power of Substitution, to represent the undersigned and to vote all shares of Common Stock of Financial Media Group, Inc. (the “Company”) that the undersigned is entitled to vote in the manner indicated below, and with discretionary authority as to any matters that may properly come before the Company’s Annual Meeting of Shareholders to be held on Wednesday, April 11, 2007, and at any and all adjournments thereof, as set forth in the accompanying proxy statement. If no other indication is made, at the meeting and at any and all adjournments thereof, the proxy holders will vote for (i) the election of director nominees, (ii) approval of the Company’s 2007 Equity Incentive Plan, and (ii) the ratification of the appointment of the independent auditors.

IF YOU PLAN TO ATTEND THE MEETING AND YOUR SHARES ARE HELD IN THE NAME OF A BROKER OR OTHER NOMINEE, PLEASE BRING A STATEMENT OR LETTER FROM THE BROKER OR NOMINEE CONFIRMING YOUR OWNERSHIP OF SHARES. PLEASE MARK YOUR VOTE LIKE THIS. X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

1. ELECTION OF FIVE DIRECTORS.

01	Mr. Albert Aimers	02	Mr. Javan Khazali	03	Mr. Nick Iyer

04	Mr. Tom Hemingway	05	Ms. Wendy Borow-Johnson

☐ For all the nominees	☐ Withhold Authority to Vote for All Nominees

TO WITHHOLD AUTHORITY FOR ANY NOMINEE, CHECK THE “FOR” ALL NOMINEES BOX ABOVE AND WRITE THAT NOMINEE’S NAME ON LINE BELOW:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

2. TO APPROVE THE COMPANY’S 2007 EQUITY INCENTIVE PLAN.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.

☐ FOR	☐ AGAINST	☐ ABSTAIN

I PLAN TO ATTEND FINANCIAL MEDIA GROUP INC.’S 2007 ANNUAL MEETING OF SHAREHOLDERS.  ☐

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS DIRECTED THEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

THIS PROXY SHOULD BE SIGNED EXACTLY AS NAME APPEARS HEREON. EXECUTORS, ADMINISTRATORS, TRUSTEES AND SO FORTH, SHOULD GIVE FULL TITLE AS SUCH. IF THE SIGNATORY IS A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICIAL. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PARTY. IF SHARES ARE HELD IN MULTIPLE NAMES, AT LEAST ONE MUST SIGN AS AN AUTHORIZED PARTY.

Dated:_____________________, 2007

Signature

Signature